                                                                      EX-99.h.3.

                          SUB-ADMINISTRATION AGREEMENT

     This  Sub-Administration  Agreement  ("Agreement") is made as of ______ __,
2007, (the  "Effective  Date") between Citi Fund Services Ohio,  Inc.,  formerly known as BISYS Fund Services Ohio, Inc.  ("Citi"),  an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus,  Ohio 43219 and Aberdeen Asset
Management,  Inc. (the  "Administrator")  a Delaware  statutory trust,  having a place of  business  at Mellon  Bank  Center,  1735  Market  Street,  37th Floor,
Philadelphia, Pennsylvania 19103.

     WHEREAS,  the Administrator  has entered into an  Administration  Agreement with the Company dated ______________ (the "Administration Agreement");

     WHEREAS,  pursuant to the Administration  Agreement,  the Administrator has
agreed to  provide  certain  administration  services  for the  Company  and the underlying  investment  portfolios of the Company  (individually  referred to in this Agreement as a "Fund" and collectively as the "Funds");

     WHEREAS,  Adviser desires to retain Citi to assist it in performing certain administration services for the Funds; and

     WHEREAS,  Citi is willing to perform such services,  and Adviser is willing to retain Citi, on the terms and conditions set forth in this Agreement.

     NOW,  THEREFORE,  in  exchange  for good and  valuable  consideration,  the receipt and sufficiency of which
are acknowledged, the Company and Citi hereby agree as follows:

1.   Retention of Citi.

     (a) The  Administrator  hereby  retains Citi,  subject to the  supervision, direction  and control of the  Company's  Board of Trustees  (the  "Board"),  to
furnish the Funds with the services  described  in Schedule A to this  Agreement
(the  "Services").  Citi  shall,  for all  purposes  herein,  be deemed to be an
independent   contractor  and,  except  as  otherwise   expressly   provided  or
authorized,  shall have no authority to act for or represent the  Administrator, the  Company  or the  Funds in any way,  and shall not be deemed an agent of the
Company or any Funds.

     (b) The  Administrator  hereby  represents  and  warrants to Citi that this
Agreement  has been  disclosed  to the  Board,  and that the  Administrator  has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements  contemplated  under this Agreement,  including amounts expended by the Administrator under this Agreement.

2.   Administrative Services.

     Citi shall perform the  administrative  services set forth in Schedule B to this  Agreement  and,  on behalf of the  Administrator  for the  Company,  shall investigate, and conduct relations with, custodians, depositories, underwriters, brokers and dealers,  corporate fiduciaries,  insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Company's operations.
Citi shall provide the Board with such reports  regarding the Fund's  investment performance as it may reasonably  request,  but shall have no responsibility for supervising the performance by the  Administrator  or any investment  adviser or
sub-adviser   of  its   responsibilities.   Citi   shall   perform   such  other
administration  services,  and furnish such reports, for the Company and each of the Funds that are mutually  agreed upon by the parties  from time to time,  for which the Administrator will pay Citi the amounts agreed upon between them.

     Citi shall provide the Company with all necessary office space,  equipment, personnel and  facilities  (including  facilities  for  shareholders'  and Board meetings)  for  handling  the  affairs of the  Company  and Funds and such other services as Citi shall, from time to time,  reasonably determine to be necessary to perform its obligations under this Agreement.  In addition, at the request of the Board,  Citi shall make reports to the Board  concerning the  performance of its obligations hereunder.

     Citi shall  perform  such other  services for the Company or the Funds that are  mutually  agreed  upon by the  parties  from  time to time,  for  which the
Administrator  will pay Citi the amounts agreed upon between them,  from time to time. Except as explicitly set forth herein,  Citi shall only perform additional services as are set forth in an amendment to this Agreement, in consideration of such fees as the parties agree.

     Citi  may use one or  more  third  parties  to  perform  some or all of its obligations  under this Agreement.  Citi shall be fully responsible for the acts of such third  parties and shall not be relieved of any of its  responsibilities under this Agreement by virtue of the use of such third parties.

3.   Allocation of Charges and Expenses.

     Citi shall  furnish  at its own  expense  the  executive,  supervisory  and clerical  personnel  necessary to perform its obligations  under this Agreement.
Citi shall pay all compensation, if any, of officers and trustees of the Company who are affiliated  persons of Citi or any affiliated entity of Citi;  provided, however,  that  unless  otherwise  specifically  provided,  Citi  shall  not  be obligated to pay the compensation of any employee or agent of the  Administrator or the Company (who is not a Citi employee) retained by the Administrator or the
Board to perform services on behalf of the Company.

     The  Administrator  assumes  and  shall  pay or cause to be paid all  other expenses of the Company  not  otherwise  allocated  herein,  including,  without limitation,  organization costs, taxes,  expenses for Company legal and auditing services,  the  expenses of  preparing  (including  typesetting),  printing  and mailing  reports,  prospectuses,  statements  of additional  information,  proxy solicitation  material  and  notices to existing  shareholders  of record of the
Funds  ("Shareholders"),  all expenses  incurred in connection  with issuing and redeeming  shares of beneficial  interest in the Funds  ("Shares"),  the cost of custodial services,  the cost of initial and ongoing  registration of the Shares under Federal and state  securities  laws,  fees and  out-of-pocket  expenses of trustees who are not  affiliated  persons of Citi or any affiliate of Citi (fees for other "interested  trustees" may be paid by parties other than the Company), insurance,  interest,  brokerage  costs,  litigation and other  extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.   Fees and Expenses.

     (a) The  Administrator  shall pay Citi for the  services  to be provided by
Citi under this  Agreement in accordance  with,  and in the manner set forth in,
Schedule C o this Agreement.  Fees for any additional services to be provided by
Citi pursuant to an amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed.

     (b) In  addition  to  paying  Citi the fees set  forth in  Schedule  C, the
Administrator  agrees  to  reimburse  Citi for all of its  actual  out-of-pocket expenses reasonably incurred in providing services hereunder,  including without limitation:

          (i) All direct telephone, telephone transmission and telecopy or other
     electronic   transmission  expenses  incurred  in  communication  with  the
     Administrator,   the  Company  or  the  Company's   investment  adviser  or
     custodian,  broker-dealers,  shareholders or others as required for Citi to perform the services to be provided hereunder;

          (ii) The cost of  electronic  storage  of  Company  records  and other materials;

          (iii) All freight and other delivery and bonding  charges  incurred in delivering  materials  to and  from the  Administrator,  the  Company,  its investment advisers and custodian;

          (iv) All printing,  production  (including graphics support,  copying, and  binding)  and  distribution  expenses  incurred  in  relation to Board meeting materials;

          (v) Check and payment processing fees;

          (vi) Sales taxes;

          (vii) Costs of tax data services;

          (viii) All out of pocket  costs  incurred  in  connection  with Citi's provision (if  applicable,  under Section 23 of this  Agreement) of Company officers and in connection with administration services, including, without limitation,  travel and lodging expenses incurred by officers and employees of Citi in  connection  with  attendance  at Board  meetings  and any other meetings  for which such  attendance  is  requested  or agreed  upon by the parties; and

          (ix) Any expenses  incurred at the written  direction of an officer of the Company or the  Administrator;  provided however,  that such officer is not an officer or employee of Citi or its affiliates.

     (c)  In  addition,   Citi  shall  be  entitled  to  receive  the  following
miscellaneous fees and charges:

          (i) Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

          (ii) A fee for  managing  and  overseeing  the report,  print and mail functions performed by Citi using third-party  vendors,  not to exceed $.04 per page for Board meeting  materials All printing,  production  (including graphics support,  copying, and binding) and distribution expenses incurred in relation to Board meeting  materials,  tax forms,  statements of average cost, daily  confirmations,  periodic  statements,  new account letters and maintenance  letters;  fees for  programming in connection with creating or changing the forms of  statements,  billed at a mutually  agreed upon rate;
     and costs for postage,  couriers,  stock computer  paper,  computer  disks,
     statements,   labels,  envelopes,  checks,  reports,  letters,  tax  forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed  materials)  which shall be required for the performance of the services to be provided hereunder;

          (iii) System  development  fees, billed at a mutually agreed upon rate as approved by the Company or the  Administrator,  and all  systems-related expenses,  as agreed  upon in advance,  associated  with the  provision  of special reports and services;

          (iv)  Fees for  development  of any  custom  interfaces,  billed  at a mutually agreed upon rate; and

          (v) In the event that Citi is requested or  authorized  by the Company or the  Administrator or is required by governmental  regulation,  summons, subpoena,  investigation,  examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Company or any Fund, the Administrator  will, so long as Citi is not the subject of the  investigation or proceeding in which the information is sought,  pay Citi for its professional time (at its standard billing rates)
     and reimburse Citi for its  out-of-pocket  expenses  (including  reasonable attorneys fees) incurred in responding to such requests or requirements.

          All rights of compensation under this Agreement for services performed and for expense  reimbursement  and for payment of  miscellaneous  fees and charges shall survive the termination of this Agreement.

     (d) Citi shall use  reasonable  efforts to notify the Company of changes in material, substantial vendors and subcontractors that directly impact the Funds'
Rule 38a-1 compliance  procedures;  provided,  however,  that Citi shall have no obligation  to notify  the  Company  of any  changes  that would not result in a change to the Funds' control procedures.

5.   Effective Date.

     This Agreement shall become effective as of the Effective Date.

6.   Term; Liquidated Damages.

     (a) This  Agreement  shall  continue in effect for an initial term of three years from the Effective Date (the "Initial Term"). Thereafter, unless otherwise
terminated  pursuant  to  this  Agreement,   this  Agreement  shall  be  renewed
automatically  for  successive  one  year  periods  ("Rollover  Periods").  This
Agreement  may be  terminated  only (i) by  provision  of a  written  notice  of non-renewal  provided at least 90 days prior to the end of the  Initial  Term or any Rollover  Period (which notice of  non-renewal  will cause this Agreement to terminate  as of the  end of the  Initial  Term  or  such  Rollover  Period,  as applicable),  (ii) by mutual agreement of the parties,  or (iii) for "cause," as defined below, upon the provision of 30 days advance written notice by the party alleging  cause.  After the Initial  Term,  this  Agreement may be terminated by either party at any time without  penalty upon the provision of a minimum of six
(6) months' prior written notice.

     (b) For  purposes  of this  Section  6,  "cause"  shall mean (a) a material breach of this  Agreement  that has not been remedied  within 30 days  following written  notice  of such  breach  from  the  non-breaching  party;  (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated  has been found guilty of criminal or unethical  behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the  authorization or commencement of, or involvement by way of pleading,  answer,  consent or  acquiescence  in, a voluntary or involuntary  case under Title 11 of the United States Code, as from time to time is in effect,  or any applicable  law, other than said Title 11, of any jurisdiction  relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

     (c) Notwithstanding  the foregoing  termination  provisions,  following any such termination, in the event that Citi in fact continues to perform any one or more of the services  contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Administrator, the provisions of this
Agreement, including without limitation the provisions dealing with compensation and  indemnification,  shall  continue  in  full  force  and  effect.  Fees  and out-of-pocket  expenses  incurred by Citi but unpaid by the  Administrator  upon such termination  shall be immediately due and payable upon and  notwithstanding such termination.  The Administrator  shall pay to Citi, in addition to the fees and expenses  provided in Sections 3 and 4 of this Agreement,  the amount of all of Citi's reasonable cash  disbursements in connection with Citi's activities in effecting such termination,  including without  limitation,  the delivery to the
Administrator,  the Company,  its investment adviser and/or other parties of the
Company's or the Administrator's property,  records,  instruments and documents, such amount to be paid on or before the date of such termination.

     (d) If, for any reason other than (i) non-renewal,  (ii) termination by the
Administrator  upon the  provision of a minimum of six (6) months' prior written notice,  after the Initial Term,  (iii) mutual  agreement of the parties or (iv)
"cause",  the  Administrator  terminates  this Agreement,  or the  Administrator terminates  Citi's  services,  or Citi is  replaced  as service  provider to the
Company  or  some or all of the  Funds,  then  the  Administrator  shall  make a one-time  cash  payment  to Citi,  in  consideration  of the fee  structure  and services to be provided under this Agreement, equal to the balance that would be due Citi for its  services  under  this  Agreement  during the lesser of (x) the balance of the Initial Term or any applicable  Rollover Period,  as the case may be, or (y) 6 months,  if the Company is terminating  based on  establishing,  in good-faith, dissatisfaction with the quality of the provision of Services, or 12 months, if the Company is terminating for any other reason,  and,  assuming,  in all instances,  for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly  during the 12 months  before the date of the event that triggers such payment.

     (e) In the  event  that the  Company  or any Fund is,  in part or in whole, liquidated,  dissolved, merged into a third party, acquired by a third party, or involved in any other  transaction  that  materially  reduces the assets  and/or accounts serviced by Citi pursuant to this Agreement during the Initial Term, or after the Initial  Term,  if the  Company  fails to provide a minimum of six (6)
months' advance written notice, the liquidated damages provision set forth above shall be applicable.

     (f) If one of the events described above is partial (e.g., a termination of
Citi  as  provider  of  some  but  not all of the  services  set  forth  in this
Agreement,  or a liquidation  of some but not all of the Funds),  the liquidated damages amount payable by the Administrator shall be appropriately adjusted on a pro rata basis.

     (g) Any  liquidated  damages  amount  payable  to Citi shall be paid by the
Administrator  on or before  the date of the event  that  triggers  the  payment obligation.

     (h) The parties further  acknowledge and agree that, upon the occurrence of any of the  events  described  above:  (i) a  determination  of  actual  damages incurred by Citi would be extremely  difficult,  and (ii) the liquidated damages payment  described  above is intended to adequately  compensate Citi for damages incurred and is not intended to constitute any form of penalty.

7.   Standard of Care; Force Majeure; Limitation of Liability.

     (a) Citi shall use reasonable  professional diligence in the performance of services  under this  Agreement,  but shall not be liable to the  Company or the
Administrator  for any action  taken or  omitted  by Citi in the  absence of bad faith,  willful  misfeasance,  negligence  or  reckless  disregard  by it of its obligations and duties.  The duties of Citi shall be confined to those expressly set forth in this  Agreement,  and no implied  duties  are  assumed by or may be asserted against Citi under this Agreement.

     (b) Notwithstanding any other provision of this Agreement,  Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other  loss  whatsoever  caused by events  beyond  Citi's  control.
Events beyond Citi's control include, without limitation,  force majeure events, such as  natural  disasters,  actions or decrees  of  governmental  bodies,  and communication  lines  failures  that are not the fault of either  party.  In the event of force  majeure,  computer or other  equipment  failures or other events beyond its control,  Citi shall  follow  applicable  procedures  in its disaster recovery  and  business  continuity  plan  and use all  commercially  reasonable efforts to minimize any service interruption.

     (c) Citi shall provide the Company or the  Administrator,  at such times as the  Company or the  Administrator  may  reasonably  request,  copies of reports rendered by independent auditors on the internal controls and procedures of Citi relating to the services provided by Citi under this Agreement.

     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT
SHALL  CITI,  ITS  AFFILIATES  OR  ANY  OF ITS  OR  THEIR  DIRECTORS,  OFFICERS,
EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY,  PUNITIVE, SPECIAL,
INCIDENTAL,  INDIRECT OR  CONSEQUENTIAL  DAMAGES,  INCLUDING LOST REVENUE,  LOST
PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT
OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A
PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.   Legal Advice.

     Citi  may  notify  the  Administrator  or the  Company  if Citi  reasonably determines  that it is in need of the  advice of  counsel  to the  Company  with regard to Citi's  responsibilities and duties pursuant to this Agreement. If the advice Citi seeks relates to its responsibilities and duties to more than one of its  clients,  Citi shall be  responsible  for seeking  advice of its counsel or other  counsel  and shall be liable for payment of such  counsel.  Citi may rely upon the advice of counsel to the Company;  however,  this  Agreement  shall not obligate  counsel to the Company to render such advice.  After so notifying  the
Company or the  Administrator,  if Citi does not obtain the advice of counsel to the Company within a reasonable  period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its  reasonable  choosing at the reasonable  expense of the  Administrator  unless relating to a matter involving
Citi's  willful  misfeasance,  bad faith,  negligence  or reckless  disregard of
Citi's  responsibilities and duties hereunder.  Citi shall in no event be liable to the  Administrator,  the Company or any Fund or any shareholder or beneficial owner of the Company for any action  reasonably  taken  pursuant to legal advice rendered in accordance with this paragraph.

9.   Instructions / Certain Procedures, etc.

     (a) Citi shall be protected in acting upon any document  that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  Citi will not be held to have notice of any change of  authority of any  officers,  employees  or agents of the Company or the  Administrator  until receipt of actual notice thereof from the Administrator.

     (b)  Whenever  Citi is  requested or  authorized  to take action  hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, Citi shall be  entitled  to rely  upon  any  certificate,  letter  or other  instrument  or communication  (including  electronic mail),  reasonably  believed by Citi to be genuine and to have been  properly  made,  signed or authorized by an officer or other authorized agent of the  Administrator,  the Company or by the shareholder or shareholder's  agent, as the case may be, and shall be entitled to receive as conclusive  proof  of any  fact  or  matter  required  to be  ascertained  by it hereunder a certificate signed by an officer of the  Administrator,  the Company or  any  other  person  authorized  by  the  Board  or  by  the  shareholder  or shareholder's agent, as the case may be.

     (c) As to the services to be provided hereunder, Citi may rely conclusively upon  the  terms  of the  relevant  then-current  Prospectus  and  Statement  of
Additional  Information  of the  Company,  to the extent that such  services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Company or the Administrator.

     (d) The parties  may amend any  procedures  adopted,  approved or set forth herein  by  written  agreement  as may be  appropriate  or  practical  under the circumstances,  and Citi may reasonably  assume that any special procedure which has been approved by an executive  officer of the  Administrator  or the Company
(other than an officer or employee of Citi or its affiliates)  does not conflict with or violate any requirements of the Company's  Declaration of Trust, By-Laws or then-current Prospectus.

10.  Indemnification.

     (a) The  Administrator  shall  indemnify  and hold harmless  Citi,  and its affiliates,  subsidiaries and parents, and their employees,  agents,  directors, officers  and nominees  from and against any claims,  demands,  actions,  suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses  (collectively,  "Losses") resulting directly and proximately
from  Citi's   performance  of  services  under  this  Agreement  or  based,  if
applicable,   upon  Citi's   reasonable   reliance  on   information,   records,
instructions  or requests  pertaining to services  hereunder,  that are given or made to Citi by the Administrator, the Company, the investment adviser, or other authorized agents of the Company;  provided that this indemnification  shall not apply to actions or omissions of Citi involving bad faith,  willful misfeasance, negligence  or reckless  disregard by Citi of its  obligations  and duties under this Agreement.

     (b) Citi  shall  indemnify,  defend,  and hold  the  Administrator  and its affiliates,  subsidiaries and parents,  and its trustees,  officers,  agents and nominees  harmless from and against Losses  resulting  directly and  proximately from Citi's willful misfeasance,  bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that
this   indemnification   shall  not  apply  to  actions  or   omissions  of  the
Administrator  involving bad faith, willful misfeasance,  negligence or reckless disregard by the Administrator of its obligations and duties.

     (c) In order that the  indemnification  provisions  contained  herein shall apply,  if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent  facts  concerning  the  situation in question.  The party  seeking  indemnification  will use all  reasonable  care to identify  and notify the indemnifying party in writing promptly concerning any situation which presents  or  appears  likely to  present  the  probability  of such a claim for indemnification  against the  indemnifying  party,  but failure to do so in good
faith  shall  not  affect  the  rights   hereunder  except  to  the  extent  the
indemnifying party is materially  prejudiced  thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying  party, which consent shall not be withheld or delayed unreasonably.

     (d) The  indemnifying  party shall be entitled to participate in at its own expense or, if it so elects,  to assume the defense of any claim or suit subject to this  indemnity  provision.  If the  indemnifying  party elects to assume the defense of any such claim,  the defense shall be conducted by counsel  chosen by it and reasonably  satisfactory to the indemnified  party. In the event that the indemnifying  party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An  indemnifying  party shall not effect any settlement  without the consent of the  indemnified  party  (which  shall not be withheld or delayed unreasonably  by the  indemnified  party)  unless  such  settlement  imposes  no liability,  responsibility  or other  obligation upon the indemnified  party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and  expenses  of  counsel  retained  by the  indemnified  party and  reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

     (e) The  provisions  of this  Section 10 are subject to the  provisions  of
Section 9 and Section 22(b) of this Agreement.

11.  Record Retention and Confidentiality.

     Citi shall keep and maintain on behalf of the Company all books and records which are customary or which are required to be kept in  connection  with Citi's services  pursuant to  applicable  statutes,  rules and  regulations,  including without  limitation  Rules 31a-1 and 31a-2 under the  Investment  Company Act of
1940, as amended (the "1940 Act").  Citi further  agrees that all such books and records  shall be the property of the Company and to make such books and records available for inspection by the Company at reasonable times or by the Securities and Exchange Commission (the "Commission") promptly.

     Citi shall otherwise keep  confidential  all books and records  relating to the Fund and its  shareholders,  except when (i)  disclosure is required by law,
(ii) Citi is advised by counsel that it may incur  liability for failure to make
a  disclosure,   (iii)  Citi  is  requested  to  divulge  such   information  by
duly-constituted  authorities or court process, (iv) Citi is requested to make a disclosure by a shareholder or  shareholder's  agent with respect to information concerning  an  account  as to  which  such  shareholder  has  either a legal or beneficial  interest  and a  legal  right  to  such  information  at  such  time consistent  with the Company's  Declaration of Trust,  Prospectus and applicable law, or (v) as  requested  or  authorized  by the  Company or the  Administrator
(including  pursuant to its policies  and  procedures).  Citi shall  provide the
Company with  reasonable  advance  notice of disclosure  pursuant to items (i) -
(iii) of the previous sentence, to the extent reasonably practicable.

12.  Reports.

     Citi shall furnish to the Company and to its properly-authorized  auditors, investment  advisers,  examiners,  distributors,  broker-dealers,  underwriters, salesmen,  insurance  companies and others designated by the Company in writing, such  reports at such times as are  prescribed  pursuant to this  Agreement  (or schedules  to this  Agreement),  or as  subsequently  agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The
Administrator  agrees on behalf of the  Company to examine  each such  report or copy provided to it promptly and will report or cause to be reported to Citi any errors or discrepancies therein.

13.  Rights of Ownership.

     All  computer  programs,  systems and  procedures  employed or developed by
Citi,  or on behalf of Citi by system  providers  or  vendors  used by Citi,  to perform  services  required to be provided by Citi under this  Agreement are the property of Citi.  All records and other data  maintained  hereunder,  excepting such computer  programs,  systems and procedures,  are the exclusive property of the  Company.  All such  records  and other  data which is the  property  of the
Company  shall  be  furnished  to the  Company  in  appropriate  form as soon as practicable after termination of this Agreement for any reason.

14.  Return of Records.

     Citi shall promptly upon the Company's demand, turn over to the Company and cease to retain Citi's files,  records and documents  created and  maintained by
Citi  pursuant  to this  Agreement  which  are no  longer  needed by Citi in the performance of its services or for its legal protection.  If the Company has not requested that its files,  records and documents  created and maintained by Citi be so turned over to the Company,  such files,  documents  and records  shall be retained by Citi,  at the  expense of the  Administrator,  Company,  for six (6)
years  from the  date of  creation.  At the end of such  six-year  period,  such records and documents shall be turned over to the Company at the Administrator's expense unless the Company authorizes in writing the destruction of such records and documents.

15.  Representations and Warranties of the Administrator.

     The Administrator represents and warrants to Citi that:

     (a) The  Administrator  is a  corporation  duly  incorporated  and  validly existing  under  the laws of the  jurisdiction  of its  formation,  and has full capacity  and  authority  to enter  into  this  Agreement  and to carry  out its obligations hereunder;

     (b)  Both  the   Company   and  the   Administrator   have  all   necessary
authorizations,  licenses and permits to carry out their respective  business as currently conducted;

     (c)  Both  the  Company  and the  Administrator  are in  compliance  in all material  respects with all laws and regulations  applicable to their respective business and operations;

     (d) This Agreement has been duly authorized by the Board of the Company and by the Administrator and, when executed and delivered by the Administrator, will
constitute  a  legal,   valid  and  binding  obligation  of  the  Administrator,
enforceable  against the Administrator in accordance with its terms,  subject to bankruptcy,  insolvency,  reorganization,  moratorium  and other laws of general application  affecting the right and remedies of creditors and secured  parties;
and

     (e) By virtue of the  Declaration  of Trust,  shares of each Fund which are redeemed by the Company may be resold by the Company.

16.  Representations and Warranties of Citi.

     Citi represents and warrants to the Administrator that:

     (a) It is a corporation  duly  incorporated  and validly existing under the laws of the state of Ohio,  and has full  capacity  and  authority to enter into this Agreement and to carry out its obligations hereunder;

     (b) It has all necessary authorizations,  licenses and permits to carry out its business as currently conducted;

     (c) It is, and shall continue to be, in compliance in all material respects with all  provisions of law  applicable  to it in  connection  with its services hereunder,  including Section 17A(c) of the Securities  Exchange Act of 1934, as
amended (the "Exchange Act");

     (d) The various procedures and systems which it has implemented with regard to  safekeeping  from loss or damage  attributable  to fire,  theft or any other cause of the blank  checks,  records,  and other data of the  Company and Citi's equipment,  facilities,  and  other  property  used  in the  performance  of its obligations  hereunder  are  reasonable  and adequate and that it will make such changes  therein  from time to time as are  reasonably  required  for the secure performance of its obligations hereunder; and

     (e) This Agreement has been duly  authorized by Citi and, when executed and delivered by Citi,  will  constitute a legal,  valid and binding  obligation  of
Citi,  enforceable  against  Citi in  accordance  with  its  terms,  subject  to bankruptcy,  insolvency,  reorganization,  moratorium  and other laws of general application affecting the right and remedies of creditors and secured parties.

     EXCEPT AS EXPRESSLY  PROVIDED IN THIS AGREEMENT,  ALL  REPRESENTATIONS  AND
WARRANTIES,  INCLUDING,  WITHOUT LIMITATION,  ANY WARRANTIES  REGARDING QUALITY,
SUITABILITY,  MERCHANTABILITY,  FITNESS FOR A  PARTICULAR  PURPOSE OR  OTHERWISE
(IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE
SERVICES OR ANY GOODS  PROVIDED  INCIDENTAL TO THE SERVICES  PROVIDED UNDER THIS
AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

17.  Insurance.

     Citi shall maintain a fidelity bond covering  larceny and  embezzlement and an insurance  policy with respect to directors and officers errors and omissions
coverage,   in  amounts  that  are  appropriate  in  light  of  its  duties  and responsibilities  hereunder.  Upon the request of the Administrator,  Citi shall provide evidence that coverage is in place.  Citi shall notify the Administrator should its insurance  coverage with respect to professional  liability or errors and omissions  coverage be reduced or canceled.  Such notification shall include the date of  cancellation  or reduction  and the reasons  therefore.  Citi shall notify the Administrator promptly of any material claims against it with respect to services  performed under this Agreement,  whether or not they may be covered by  insurance,  and shall  notify the  Administrator  promptly  should the total outstanding claims made by Citi under its insurance coverage  materially impair, or threaten to materially impair, the adequacy of its coverage.

18.  Information to be Furnished by the Company and Funds.

     The  Administrator  agrees that it or the Company  will furnish to Citi the following,  upon Citi's request, each as amended and current as of the Effective
Date:

     (a) A copy of the organizational document and any amendments thereto;

     (b) A copy of the Company's By-laws and any amendments thereto;

     (c) A copy of the resolutions of the Board of the  Administrator  regarding
(i) approval of this Agreement and  authorization of a specified  officer of the
Administrator  to execute and  deliver  this  Agreement  and  authorization  for specified  officers of the  Administrator  to instruct Citi hereunder;  and (ii)
authorization of Citi to perform the  administrative  services set forth in this
Agreement;

     (d) A copy of the  resolutions  of the  Board  regarding  approval  of this
Agreement  and  authorization  of specified  officers of the Company to instruct
Citi hereunder.

     (e) A certified list of all officers of the Company,  and any other persons
(who may be associated  with the Company or its  investment  advisor),  together with  specimen  signatures  of those  officers and other  persons who (except as otherwise  provided herein to the contrary) shall be authorized to instruct Citi in all matters;

     (f) Copies of each of the following documents employed by the Company:

          (i) Prospectuses and Statement of Additional Information;

          (ii) Distribution Agreement; and

          (iii) All other forms commonly used by the Company or its  distributor with regard to their  relationships  and transactions  with shareholders of the Funds.

     (g) A  certificate  as to shares of the  Company  authorized,  issued,  and outstanding as of the Effective Date and as to receipt of full  consideration by the Company for all shares outstanding; and

     (h) A copy of the  disclosure  controls and  procedures of the Funds ("Fund
DCPs") as contemplated in Item 22 of Schedule B.

19.  Information Furnished by Citi.

     Citi agrees to furnish to the Administrator,  upon its request, evidence of the following:

     (a) Approval of this  Agreement by Citi, and  authorization  of a specified officer of Citi to execute and deliver this Agreement; and

     (b)  Authorization of Citi to perform the  administrative  services for the
Company.

     Upon request,  Citi shall furnish a copy of the relevant  provisions of its internal policies on service of employees as executive  officers of funds ("Citi
Policies"), and any material amendments thereto, to the Company.

20.  Amendments to Documents.

     The  Company  will  provide  Citi  with  advance  notice  of  any  material amendments to the items set forth in Section 18 of this Agreement. Citi will not be responsible  for changing or conforming  its services to any such  amendments until Citi has reviewed and accepted  responsibility for the relevant changes in services.  Citi will consider such changes in good faith.  In the event that any such  amendment,  or change in laws applicable to the Company would require Citi to make specific  changes to its service model,  Citi will use  reasonable  good faith  efforts  to  inform  the  Administrator  of the  changes  that  would  be necessary,  and  set  out  the  estimated  costs  and  estimated  implementation timetable  for any  additional  services.  The parties  shall then in good faith agree to mutually agreeable terms applicable to such additional service.

21.  Reliance on Amendments.

     Citi may rely on any  amendments  to or changes in any of the documents and other  items to be  provided by the  Administrator  or the  Company  pursuant to
Sections  18 and 20 of this  Agreement  and the  indemnification  provisions  of
Section  10 hereof  are  applicable  to  Citi's  reasonable  reliance  upon such
amendments  and/or  changes.   Although  Citi  is  authorized  to  rely  on  the
above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 of this Agreement, in the event the same relate to services provided by Citi hereunder,  Citi shall have no liability for failure to comply with or take any action in conformity  with such amendments or changes  except as  provided  in Section 20 of this  Agreement  or as  otherwise agreed upon in writing.

22.  Compliance with Laws.

     (a) Prospectus and Public  Offering.  Except for  information  which is the obligation of Citi as set forth in Section 11 of this  Agreement,  and except as provided in the services  listed in the schedules to this  Agreement  which call for  information  to be provided by Citi for  inclusion in the  Prospectus,  the
Company and the Administrator  assume full  responsibility  for the preparation, contents,  and distribution of each Prospectus of the Company in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933
Act"),  the 1940 Act, and any other laws,  rules and regulations of governmental authorities having jurisdiction.  Subject to its obligations herein with respect to  "blue  sky"  filings,  Citi  shall  have no  obligation  to take  cognizance hereunder  of laws  relating  to the  sale of the  Funds'  shares.  The  Company represents  and  warrants  that all shares of the Funds that are  offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

     (b) Additional Provisions Concerning Executive Officers.

     It is mutually  agreed and  acknowledged  by the parties that to the extent
Citi provides  executive  officers of the Company  ("Executive  Officers"),  the provision  shall be subject to the  internal  policies  of Citi  concerning  the activities  of its  employees  and their service as officers of funds (the "Citi
Policies"), a copy of which shall be provided to the Company upon request.

     The  Administrator  represents,  warrants and covenants  that the Company's governing  documents  (including  its  Agreement  and  Declaration  of Trust and
By-Laws)  and/or  resolutions  of the Board do, and at all times shall,  contain mandatory  indemnification  provisions  that are  applicable  to each  Executive
Officer, that are designed and intended to have the effect of fully indemnifying him  or her  and  holding  him  or her  harmless  with  respect  to any  claims, liabilities  and costs  arising out of or relating to his or her service in good faith  in a  manner  reasonably  believed  to be in the  best  interests  of the
Company, except to the extent he or she would otherwise be liable to the Company by reason of  willful  misfeasance,  bad faith,  gross  negligence  or  reckless disregard of the duties involved in the conduct of his or her office.

     The Administrator represents, warrants and covenants that the Company does, and at all times shall,  provide  coverage to each  Executive  Officer under its directors and officers  liability  policy that is  appropriate  to the Executive
Officer's  role and title,  and  consistent  with  coverage  applicable to other officers holding positions of executive management.

     In  appropriate  circumstances,  each  Executive  Officer  shall  have  the discretion  to resign  from his or her  position,  in the  event  that he or she reasonably  determines that there has been or is likely to be (a) a violation of
Sarbanes-Oxley, Uniting and Strengthening America by Providing Appropriate Tools
Required to Intercept and Obstruct Terrorism ("USA PATRIOT") Act of 2001 and the
Bank  Secrecy Act  (collectively,  the "AML Acts") and shall comply with the AML
Acts  and  applicable   regulations   adopted  thereunder   (collectively,   the
"Applicable  AML  Laws") or other  Federal  securities  laws  applicable  to the
Company (the  "Applicable  Securities  Laws") by the Company,  or (b) a material deviation by the Company from the terms of this Agreement governing the services of such Executive Officer, which (in either case) is not primarily caused by the failure of such Executive  Officer or Citi to meet obligations  under applicable laws  and this  Agreement.  In  addition,  each  Executive  Officer  shall  have reasonable discretion to resign from his or her position in the event that he or she  determines  that he or she  has  not  received  sufficient  information  or cooperation from the Company or its other service providers (including,  without limitation, Administrator) to appropriately perform his or her duties.

     Each Executive Officer may, and the  Administrator  shall, and shall ensure that the Company shall,  promptly notify Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Company,  the Company's shareholders  or any third party which involves an allegation that any Executive
Officer  failed to exercise  his or her  obligations  to the Company in a manner consistent  with  applicable laws (including but not limited to any claim that a
Report  failed to meet the  standards  of  Sarbanes-Oxley  and other  applicable laws).

     Notwithstanding  any  provision  of this  Agreement  that  expressly  or by
implication   provides  to  the  contrary,   (a)  it  is  expressly  agreed  and
acknowledged  that  Citi  cannot  ensure  that  the  Company  complies  with the
Applicable AML Laws, the Applicable  Securities Laws or Sarbanes-Oxley,  and (b)
whenever  an employee  or agent of Citi  serves as an  Executive  Officer of the
Company,  as long as such  Executive  Officer acts in good faith and in a manner reasonably  believed to be in the best  interests  of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance,  bad faith, gross negligence or reckless  disregard of the duties involved in the conduct of his or her office),  the Administrator  shall, and shall ensure that the Company shall,  indemnify the Executive  Officer and Citi and hold the Executive Officer and Citi  harmless  from any loss,  liability,  expenses  (including  reasonable attorneys fees) and damages  incurred by them arising out of or resulting to the service  of such  Employee/Executive  Officer  as an  Executive  Officer  of the
Company.

23.  Notices.

     Any notice  provided  hereunder  shall be  sufficiently  given when sent by registered or certified mail to the party required to be served with such notice at the following  address,  or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 23:

If to the Company:

Aberdeen Asset Management, Inc.
5 Tower Bridge
300 Barr Harbor Drive, Suite 300
West Conshohocken, PA 19428
Attn: Fund Administration

with a copy to:

Aberdeen Asset Management Inc.
1735 Market Street, 37th Floor
Philadelphia, PA  19103
Attn:  Legal

If to Citi:

Citi Fund Services Ohio, Inc.
3435 Stelzer Road
Columbus, OH 43219
Attn:  President

with a copy to:

c/o Citigroup Fund Services, LLC
2 Portland Square
Portland, Maine 04101
Attn: Legal Department

24.  Assignment.

     This Agreement and the rights and duties  hereunder shall not be assignable by either of the parties  without the prior written  consent of the other party;
provided,  however,  that either party may assign this Agreement to an affiliate of such party without the need for such consent. This Section 24 shall not limit or in any way affect  Citi's  right to use a third party to perform  obligations pursuant to Section 2 of this  Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their  respective  successors and permitted assigns.

25.  Governing Law.

     This  Agreement  shall be governed by and construed in accordance  with the laws of the State of New York,  without  regard to New York's  conflicts of laws principles,  and the applicable provisions of the Investment Company Act of 1940
(the "1940 Act").  To the extent that the laws of the State of New York conflict with the  applicable  provisions of the 1940 Act, the  applicable  provisions of
1940 Act shall control.

26.  Activities of Citi.

     The services of Citi rendered to the Company hereunder are not to be deemed to be  exclusive.  Citi is free to render  such  services  to others and to have other  businesses  and  interests.  It is understood  that  trustees,  officers, employees and  Shareholders  of the Company  and/or Fund are or may be or become interested  in Citi,  as officers,  employees or  otherwise  and that  partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Company and/or Fund, and that Citi may be or become interested in the Company and/or Fund as a shareholder or otherwise.

27.  Miscellaneous.

     (a) Paragraph  headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement  constitutes the complete agreement of the parties as to the  subject  matter  covered  by  this  Agreement,  and  supersedes  all  prior negotiations,  understandings  and  agreements  bearing upon the subject  matter covered herein.

     (c) This Agreement may be executed in counterparts,  each of which shall be an original but all of which, taken together,  shall constitute one and the same agreement.

     (d) No  amendment to this  Agreement  shall be valid unless made in writing and executed by both parties.

     (e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall  be  considered  severable  and  not  be  affected,  and  the  rights  and obligations  of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

                            [Signature page follows.]

     IN WITNESS  WHEREOF,  the parties  have caused  this  Agreement  to be duly executed all as of the date first above written.

                                               ABERDEEN ASSET MANAGEMENT, INC.

                                               By: _____________________________
                                               Name:
                                               Title:

                                               CITI FUND SERVICES OHIO, INC.

                                               By: _____________________________
                                               Name:
                                               Title:

                                   SCHEDULE A
                   TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN
                CITI FUND SERVICES OHIO, INC. AND ABERDEEN ASSET
                                MANAGEMENT, INC.

FUNDS

Aberdeen Global Financial Services Fund
Aberdeen Health Sciences Fund
Aberdeen Natural Resources Fund
Aberdeen Technology and Communications Fund
Aberdeen Hedged Core Equity Fund
Aberdeen Market Neutral Fund
Aberdeen Select Mid Cap Growth Fund
Aberdeen Select Equity Fund
Aberdeen Small Cap Opportunities Fund
Aberdeen Small Cap Fund
Aberdeen Small Cap Growth Fund
Aberdeen Select Small Cap Fund
Aberdeen Small Cap Value Fund
Aberdeen Tax-Free Income Fund
Aberdeen Select Growth Fund
Aberdeen Select Equity Long-Short Fund
Aberdeen China Opportunities Fund
Aberdeen Developing Markets Fund
Aberdeen Global Utilities Fund
Aberdeen International Equity Fund
Aberdeen Select Worldwide Fund
Aberdeen Optimal Allocations Fund:Growth
Aberdeen Optimal Allocations Fund:Moderate Growth
Aberdeen Optimal Allocations Fund:Moderate
Aberdeen Optimal Allocations Fund:Specialty
Aberdeen Optimal Allocations Fund:Defensive

                                   SCHEDULE B
                   TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN
                   CITI FUND SERVICES OHIO, INC. AND ABERDEEN
                             ASSET MANAGEMENT, INC.

                             ADMINISTRATION SERVICES

     1.   Calculate   contractual   Fund  expenses  and  make  and  control  all
          disbursements  for the Funds,  subject to review  and  approval  of an officer  of the  Company,  Administrator  or other  authorized  person
          (designated on the list of authorized  persons approved by the Board), including  administration  of trustee and vendor fees and compensation on behalf of the Company, and as appropriate;

     2.   Prepare,  subject to review by counsel to the Company:  (i) the annual update  to the  Company's  registration  statement  on Form  N-1A with respect to existing Funds,  and (ii) other amendments to the Company's registration statement and supplements to its Prospectus and Statement of Additional  Information,  if any, reflecting developments from time to time with respect to existing  funds;  and (iii) file the foregoing
          with  the   Securities   and  Exchange   Commission   (the  "SEC")  in
          consultation with the Company and counsel to the Company;

     3.   Coordinate   and  prepare,   with  the   assistance  and  approval  of
          Administrator  and the  Funds'  counsel  and  officers,  drafts of the annual  report  to  Shareholders;  prepare  drafts  of  the  certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR;

     4.   Prepare and file the Fund's Form N-SAR and file all  required  notices pursuant to Rule 24f-2;

     5.   Coordinate the printing and distribution of prospectuses,  supplements and proxy materials for meetings of  shareholders;  and coordinate the record holder  research and  tabulation  process  relating to proxies;
          file proxy statements and related solicitation materials with the SEC;
          prepare  scripts for and attend  shareholder  meetings  and record the minutes of the meetings;

     6.   Update as appropriate, and subject to review by counsel to the Company and the Chief Compliance Officer to the Company,  fund-related  plans, policies and procedures or amendments thereto for existing Funds;

     7.   Provide  the Company  with  assistance  with  contracts  and  contract amendments as necessary for legal and regulatory purposes from time to time with respect to existing funds, except those pertaining to Citi's services;

     8.   Coordinate  with the  Company's  transfer  agent  with  respect to the payment of dividends and other distributions to Shareholders;

     9.   Calculate  performance  data of the Funds for  dissemination  to up to fifteen (15)  information  services  covering the  investment  company industry or to other parties, as requested and agreed to by Citi;

     10.  Prepare schedules for use by the Company's auditors in connection with such auditor's preparation of the Company's tax returns

     11.  Assist with the layout and  printing of  prospectuses  and assist with and  coordinate  layout and  printing  of the Funds'  semi-annual  and annual reports to  Shareholders.  Legal Services will provide input on legal  matters  for  shareholder  reports  (e.g.  approval of advisory contract and reports on shareholder voting results);

     12.  Financial Administration will assist with the design, development, and
          operation  of  the  Funds,   including  new   portfolios  or  classes,
          investment  objectives,  policies and  structure.  Legal Services will provide  consultation  related to legal and regulatory  aspects of the establishment,  maintenance, and liquidation or dissolution of classes and/or Funds of the Company;

     13.  Make available  appropriate  individuals to serve as Secretary  and/or
          Assistant  Secretary of the Company (to serve only in  ministerial  or administrative capacities relevant to Citi's services hereunder), upon designation as such by the Board;

     14.  Obtain and maintain  fidelity bonds and directors and  officers/errors and omissions  insurance  policies for the Company in accordance  with
          Rules  17g-1  and 17d-1  under  this  1940 Act at the  expense  of the
          Company  or the  Administrator,  and file the  fidelity  bonds and any notices with the SEC as required under Rule 17g-1,  to the extent such policies and bonds are approved by the Board;

     15.  Monitor  and  advise  the  Company  and its  Funds on their  regulated investment  company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing,  prepare and send quarterly reminder  letters  related  to  such  status,  and  prepare  quarterly compliance checklist for use by investment adviser(s) if requested;

     16.  Maintain corporate records on behalf of the Company,  including minute books,  and the Declaration of Trust of the Company and By-Laws of the
          Company. Prepare amendments to the Declaration of Trust and By-Laws as necessary from time to time with respect to existing Funds, subject to review by  counsel;  and file the same  with the  relevant  state,  if required;

     17.  Assist the Company in developing portfolio  compliance  procedures for each  Fund,  and  provide  daily and  periodic  compliance  monitoring
          services  incorporating  certain  of  those  procedures,   which  will
          include, among other matters,  compliance with investment restrictions imposed by the 1940 Act,  each Fund's  investment  objective,  defined
          investment  policies,  and  restrictions,  tax  diversification,   and
          distribution and income  requirements,  provided such are determinable based upon the  Fund's  accounting  records.  In  connection  with the foregoing,  review quarterly  compliance  reports that are prepared by the  investment  adviser(s),  if  any,  and  notify  appropriate  Fund
          officers   and   advisor  of   mark-to-market   issues   pursuant   to
          Board-approved  procedures.  Citi will  also  provide  the Board  with quarterly results of compliance reviews;

     18.  Provide assistance and guidance to the Company with respect to matters governed by or related to  regulatory  requirements  and  developments including:  monitoring  regulatory and legislative  developments which may affect  the  Company,  and  assisting  in  strategic  planning  in
          response   thereto;   assisting  the  Company  and  providing  on-site
          personnel  in  responding  to  and  providing  documents  for  routine regulatory  examinations or investigations;  and coordinating with and taking  instructions  from  counsel to the Company in response to such routine  or  non-routine  regulatory  matters.  The  assistance  to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for  information  and (iii)  communicating with Fund management and portfolio managers to provide status updates.
          In addition,  Citi will provide appropriate assistance with respect to
          audits  conducted  by  the  Funds'   independent   auditors  including
          compiling data and other information as necessary;

     19.  Provide administrative services for Board meetings by (i) coordinating
          Board book preparation,  production and distribution,  (ii) subject to review and  approval by the Company and its counsel,  preparing  Board
          agendas,   resolutions  and  minutes,  (iii)  preparing  the  relevant sections of the Board materials required to be prepared or provided by
          Citi, (iv) assist with gathering  special  materials related to annual contract  renewals and approval of  fund-related  plans,  policies and procedures  (v)  attending  Board  meetings and recording the minutes,
          (vi) confirming amounts to be paid as Trustees compensation; and (vii)
          performing  such other Board meeting  functions as agreed from time to time,  including the preparation of certain memoranda and presentation materials  that are  appropriately  within the scope of Citi's  duties hereunder;

     20.  Furnish  advice and  recommendations  with respect to other aspects of the business and affairs of the Funds as the Company shall request and the parties shall agree in writing; and

     21.  Assist the Company in connection with its  obligations  under Sections
          302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule
          30a-3  under  the 1940 Act  (collectively,  with  such  other  related regulatory  provisions  applicable to the Company,  "Sarbanes-Oxley"),
          Citi will  internally  establish and maintain  controls and procedures
          ("Citi  internal   controls")  designed  to  ensure  that  information
          recorded,   processed,   summarized,  or  reported  by  Citi  and  its
          affiliates  on  behalf  of  the  Company  and  included  in  financial
          information   certified  by  the  Administrator  or  officers  of  the
          Administrator  or by Company  officers  ("Certifying  Officers")  (for purposes of  clarification,  it is acknowledged  that Citi will not be providing  any  Certifying  Officers)  on  Form  N-CSR  and  Form  N-Q
          ("Reports") is (a) recorded,  processed,  summarized,  and reported by
          Citi within the time  periods  specified  in the SEC's rules and forms and  corresponding  disclosure  controls and  procedures  of the Funds
          ("Fund DCPs"),  and (b) accumulated  and  communicated to the relevant
          Certifying Officers consistent with the Fund DCPs.

          If requested by  Certifying  Officers  with respect to a fiscal period during  which Citi serves or served as financial  administrator,  Citi will provide a  sub-certification  consistent with the requirements of
          Sarbanes-Oxley  pertaining to Citi's services,  solely for the purpose of  providing  a basis of support  (as to  information  which has been prepared,  processed  and  reported by Citi,  and as to Citi  internal controls)  for the  Certifying  Officers to render the  certifications required  by  Sarbanes-Oxley  (or,  if  applicable  with  respect to a
          Report,  inform  the  Certifying  Officers  of  the  reasons  why  the statements  in  such  a  certification  would  not  be  accurate).  In rendering such sub-certifications concerning Company Reports, Citi may
          (a) limit its representations to information  prepared,  processed and reported  by  Citi;  (b) rely  upon and  assume  the  accuracy  of the information  provided by officers and other  authorized  agents of the
          Company,  including  all Other Service  Providers to the Company,  and compliance by such  officers and agents with the Fund DCPs,  including but not limited to, the Company's investment adviser(s) and custodian;
          and  (c)  assume  that  the  Company  has  selected  the   appropriate
          accounting policies for the Fund(s).

          The   Administrator   represents,    warrants   and   covenants   that
          Administrator  shall, and shall ensure that the Company shall,  assist and  cooperate  with Citi (and shall use its best efforts to cause the
          Company's officers, investment advisers and other service providers to assist  and  cooperate  with  Citi)  to  facilitate  the  delivery  of information  requested by Citi in connection  with the  preparation of the Company's  Form N-CSR and Form N-Q,  including  Company  financial
          statements,   so  that  Citi  may   submit  a  draft   Report  to  the
          Administrator for its review or to the Company's  Disclosure  Controls and Procedures  Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The Certifying  Officers and the Chief
          Legal  Officer (if any) of the Company  shall be deemed to  constitute the Fund DCP  Committee in cases in which no other Fund DCP  Committee has been designated or is operative. In connection with its review and evaluations,  the  Administrator  and Certifying  Officers or Fund DCP
          Committee  shall  establish  a schedule  to ensure  that all  required disclosures  in Form N-CSR and in the  financial  statements  for each
          Fund are  identified  and prepared in a timeframe  sufficient to allow review by the  Administrator  and Certifying  Officers or the Fund DCP
          Committee  before the date the relevant  report is to be filed. At the request of the Company or its Certifying Officers,  Citi shall provide reasonable administrative assistance to the Company in connection with obtaining  service  provider  sub-certifications,  SAS-70  reports  on internal  controls,  and any applicable  representations to bring such certifications  current  to the end of the  reporting  period,  and in preparing summaries of issues raised in such documents.

          Administrator  represents,  warrants and covenants that it shall,  and shall ensure that the Company  shall,  each in its own capacity,  take all reasonably  necessary and appropriate  measures to comply with its and the Company's obligations under Sarbanes-Oxley. Without limitation of the  foregoing,  except for those  obligations  which are expressly delegated  to or  assumed  by Citi in  this  Agreement,  Administrator covenants that it and the Company shall maintain  responsibility  for, and shall support and facilitate the role of each  Certifying  Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance  with applicable  laws,  including (a) ensuring that the
          Fund DCP  Committee  and/or  Certifying  Officers  obtain  and  review sub-certifications and reports on internal controls from the Company's
          investment   adviser(s)   and  other   service   providers,   if  any,
          sufficiently in advance of the date upon which the relevant  financial statements  must be finalized  by Citi (in order to print,  distribute and/or file the same hereunder),  (b) evaluating of the  effectiveness of the design and  operation of the Fund DCP,  under the  supervision, and with the  participation  of, the Certifying  Officers,  within the requisite  timeframe  prior  to the  filing  of each  Report,  and (c)
          ensuring that Certifying Officers render the requisite  certifications or take such  other  actions as may be  permitted  or  required  under applicable laws.

     22.  Coordinate  gathering of proxy voting information  pertaining to proxy votes on Fund holdings and  coordinate  the drafting and filing of the
          Funds' proxy voting records (as approved by the investment adviser) on
          Form N-PX.

     23.  File holdings  reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

     24.  Prepare  and   distribute   Trustee/Officer   Questionnaires,   review
          completed Questionnaires and resolve issues concerning the information with the Company and counsel.

     25.  Monitor wash sales, annually.

                                   SCHEDULE C

                    TO THE MASTER SERVICES AGREEMENT BETWEEN
                   CITI FUND SERVICES OHIO, INC. AND ABERDEEN
                             ASSET MANAGEMENT, INC.

                                      FEES

The  Company  shall  pay Citi on the first  business  day of each  month,  or as otherwise set forth below, fees for the sub-administration services set forth in this Agreement, determined at the annual rates set forth below.

Asset-Based Annual Fee

     0.045% of the first $500 million in aggregate net assets of all Funds, plus
     0.03% of aggregate  net assets of all Funds in excess of $500 million up to
     $2 billion; plus
     0.015% of the aggregate net assets of all Funds in excess of $2 billion.

The asset-based fees are subject to an annual minimum fee equal to the number of
Funds multiplied by $25,000.

Annual Fee Adjustment

Commencing on the one year  anniversary of the Effective Date, Citi may annually increase  the fixed fees and other fees  expressed as stated  dollar  amounts in this  Agreement  by up to an amount equal to the greater of: (a) the most recent annual  percentage  increase in consumer  prices for services as measured by the
United States  Consumer Price Index entitled "All Services Less Rent of Shelter"
or a similar index should such index no longer be published, and (b) 5%.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous  services fees and charges provided for under this  Agreement  are not  included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.